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                                                            Bert E. Brodsky
                                                         Chairman of the Board


                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
                              26 Harbor Park Drive
                         Port Washington, New York 11050







November 30, 1998





Ms. Marjorie O'Malley
28 Loyal Ledge Lane
Guilford, CT 06437

Dear Marjorie:

This letter will confirm our offer to you for the full time position of President and Chief Operating Officer for National Medical Health Card Systems, Inc. at a starting annual salary of $175,000. In this position you will report directly to me and be eligible for your first monetary performance review one year from your date of hire.

You will also be entitled to all our company benefits plans including Medical, Dental, Vacation, 401K, etc.

In addition to the above, we will provide you with stock options for 500,000 shares of National Medical Health Card stock at $.75 per share. You will also be entitled to participate in a bonus pool allocated for Senior Executives equal to 15% of any increase in pre-tax profits over the prior year.

Marjorie, if you have any questions of any of the points above I will be happy to answer them for you. I look forward to a favorable reply.

Cordially,

/s/ Bert E. Brodsky
Bert E. Brodsky

BEB/sr